Exhibit 99.1

CORPORATE INVESTOR RELATIONS

CONTACT:	Brad Forsyth
5333 15th Ave. South, Seattle, WA 98108	Chief Financial Officer
(206) 762-0993	(415) 408-4714
www.stockvalues.com

NEWS RELEASE

Willis Lease Closes Private Placement of $233 Million of 13-15 year Term Notes for its Asset Backed Securitization

NOVATO, CA – April 1, 2008 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines,  reported it closed a private placement of $233 million of new 13-15 year term notes for Willis Engine Securitization Trust (WEST) on March 28, 2008.  The proceeds of the term notes were used to repay existing warehouse borrowings totaling $164 million and to purchase 11 engines from Willis Lease. WEST issued $200 million of new warehouse notes in December 2007, which remain undrawn.

“Willis Lease continues to demonstrate its ability to access the credit markets; and is poised to continue to grow its engine portfolio,” said Charles F. Willis, President and CEO.  “The term note placement was completed based upon the fundamental strength of WEST, which has remained unchanged despite the difficult capital markets.  The transaction validates the ground breaking structure, created in 2005 on the initial WEST note issuance, which was the first to securitize a portfolio of leased aircraft engines, and is a testament to the asset class.  We are very pleased by the excellent execution of the structuring and placement of the transaction by Calyon Securization and Aviation teams in NY and in Europe.”

“As WEST is a wholly owned trust, the transaction will remain on the company’s balance sheet.  The new term notes provide 13-15 year term financing for WEST engines, which have very long economic lives,” said Brad Forsyth, Chief Financial Officer.

The placement effort was led by Willis Lease management team members including: Joseph Howard, Treasurer; Brad Forsyth, Chief Financial Officer; and Thomas Nord, General Counsel.

The details of this transaction are as follows.  Calyon Securities was the Sole Placement Agent, Sole Structuring Agent, and provides a liquidity facility.  Pillsbury Winthrop Shaw Pittman LLP, provided legal counsel for WEST and the company.  The 2008-A1 Notes were rated ‘Baa1’ by Moody’s Investors Services and ‘A’ by Fitch Ratings.  The 2008-A1 Notes are floating rate and tied to 1-month Libor plus 150 bps.  The placement includes $20.3 million of Series 2008-B1 Floating Rate Notes, which are rated ‘Baa3” by Moody’s and BBB by Fitch, which may be increased to $32 million.  The 2008-B1 Notes are also floating rate and tied to 1-month Libor plus 350 bps.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.